                                                                   EXHIBIT 10.50

                    SEPARATION AGREEMENT AND LEGAL RELEASE

     This agreement is between Colorado Greenhouse Holdings, Inc. ("CG"), and Edward J. Wetherbee ("Wetherbee"), and shall be effective as of October 20, 1997 (the "Effective Date").

                                   RECITALS
                                   --------

     1. Wetherbee is employed by CG as its chief executive officer, but desires to resign as chief executive officer as of the Effective Date.

     2. CG and Wetherbee are parties to that certain Severance and Noncompete Agreement (the "Agreement") dated effective as of December 31, 1996. CG and Wetherbee desire fully and completely to resolve all matters between them relating in any way to Wetherbee's resignation and the Agreement.

                                   AGREEMENT
                                   ---------

     In consideration of the conditions, covenants, and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged by CG and Wetherbee, the parties agree as follows:

     1.   Duties.  Between the Effective Date and December 31, 1997, Wetherbee
          ------
shall continue to perform the non-operating duties of Chairman of the Board (the "Board") and shall perform such tasks as he and the Board may mutually agree.

     2.   Compensation and Benefits.
          -------------------------

          a. Between the Effective Date and December 31, 1997, Wetherbee shall remain on CG's payroll and shall continue to receive the same base salary that he received for the pay period immediately preceding the Effective Date, payable in installments on CG's customary paydays, less legally required withholdings. Wetherbee shall be deemed an employee of CG until December 31, 1997, at which time his employment with CG shall terminate.

          b. Between the Effective Date and December 31, 1997, Wetherbee shall be eligible to continue to participate in CG's company-sponsored benefit plans, including its health insurance plan and its 401k plan, on the same terms as applied to him immediately before the Effective Date. After the effective date, however, Wetherbee shall not accrue any paid vacation, sick days or other paid leave of any kind.

     3.   Stock Options.  The parties acknowledge that Wetherbee currently holds
          -------------
certain unvested stock options, consisting of the option to buy 202,725 shares of CG stock at a strike price of $.74 per share, two-thirds of which are fully vested and one-third of which is not scheduled to vest until December 31, 1997. In order to remove any ambiguity concerning the vesting of the final one-third of such options, CG agrees that on the Effective Date, the last one-third of the stock options that are scheduled to vest in Wetherbee on December 31, 1997 shall instead vest in Wetherbee immediately. CG further agrees to amend Wetherbee's existing option agreement to extend the exercise period as set forth on Exhibit A attached hereto and made a part hereof.

     4.   Agreement; Payments. CG and Wetherbee acknowledge and agree that the
          -------------------
Agreement will terminate according to its terms on December 31, 1997. As final payment of all amounts owned to Wetherbee thereunder, CG agrees to pay and Wetherbee agrees to accept the payment of $120,000 as follows: $40,000 shall be paid on January 2, 1998 and $6666.66 shall be paid monthly for 12 months on the last day of each month beginning January 31, 1998 with the last payment on December 31, 1998.

     5.   Release by Wetherbee. Wetherbee, for himself and his heirs, personal
          --------------------
representatives and assigns, and any other firm or entity that could or might act on behalf of him including, without limitation, his attorneys (all of whom are collectively referred to as "Releasors"), hereby fully and forever release and discharge CG, its present and future affiliates and subsidiaries, and each of their past, present, and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releasor due to any Releasee's act or omission, all of whom are collectively referred to as "Releasees", of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasors, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring prior to the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this agreement. Wetherbee understands and agrees that by signing this agreement he is giving up his right to bring any legal claim against CG of any nature related in any way, directly or indirectly, to Wetherbee's employment relationship with CG, including his separation from employment. Wetherbee agrees that this paragraph is intended to be interpreted in the broadest possible manner in favor of CG, to include all actual or potential legal claims that Wetherbee may have against CG, except as specifically provided otherwise in this agreement.

     6.   Release by CG. CG, for itself and its affiliates, hereby fully and
          -------------
forever releases and discharges Wetherbee of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that CG, or any person acting under it, may now have, or claim at any time to have, based in whole or in part upon any act or omission occurring prior to the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation or under federal, state or local laws.

     7.  Authority and Nonassignment. The parties warrant that each has
         ---------------------------
authority to enter into this agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this agreement.

     8.  Survival of Covenants and Warranties. All covenants and warranties
         ------------------------------------
contained in this agreement are contractual and shall survive the closing of this agreement.

     9.  Miscellaneous. (a) Successors and Assigns. This agreement shall be
         -------------
binding in all respects upon, and shall inure to the benefit of, the parties' heirs, successors and assigns. (b) Governing Law. This agreement shall be governed by the law of the State of Colorado, irrespective of the choice of law principles of any jurisdiction. (c) Severability. In the event that a court of competent jurisdiction enters a final judgement holding invalid any material provision of this agreement, the remainder of this agreement shall be fully enforceable. (d) Integration. This agreement and the Agreement constitute the entire agreement of the parties and a complete merger of prior negotiations and agreements. (e) Modification. This agreement and the Agreement shall not be modified except in a writing signed by the parties. (f) Waiver. No term or condition of this agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement except by written instruments signed by the party charged with the waiver or estoppel. No waiver shall be deemed a continuing waiver unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived. (g) Headings. Paragraph headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this agreement. (h) Gender and Number. Pronouns contained in this agreement shall equally apply to the feminine, neuter, and masculine genders. The singular shall include the plural and the plural shall include the singular. (i) Burden of Proof. Any party contesting the validity or enforceability of any term of this agreement shall have the burden of proof as to fraud, concealment or failure to disclose material information, unconscionability, misrepresentation, mistake of fact or law, and any other matters. (j) Ambiguities. The parties acknowledge that they have reviewed this agreement in its entirety and have had a full opportunity to negotiate its terms, and therefore waive all applicable rules of construction that any provision of this agreement should be construed against its drafter and agree that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

     In witness whereof, this agreement has been executed on the dates below written, to be effective on the last such date.

Edward J. Wetherbee                       Colorado Greenhouse Holdings, Inc.


/s/ Edward J. Wetherbee                   By: /s/ R.C. Mercure, Jr.
---------------------------------            ----------------------------------
                                             R.C. Mercure, Jr.
DATE: Oct 31, 1997                           Chairman of Compensation Committee
     --------------
                                          DATE: 10/31/97
                                               ----------

                                   EXHIBIT A



                      WRITTEN CONSENT IN LIEU OF MEETING
                                      OF
                DIRECTORS OF COLORADO GREENHOUSE HOLDINGS, INC.


     THE UNDERSIGNED, being all of the Directors of COLORADO GREENHOUSE HOLDINGS, INC., a Delaware corporation (the "Corporation"), do hereby consent to, vote in favor of and adopt the following resolutions by unanimous written consent to action without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware:

     WHEREAS, Edward J. Wetherbee was granted an option (the "Option") on November 19, 1996 to purchase shares of the Common Stock of the Corporation pursuant to the Corporation's 1996 Stock Option Plan (the "Plan");

     WHEREAS, the Section 6.3(d) of the Plan provides that the Option Committee (which, at this time, consists of the full Board of Directors of the Corporation) may specify the period during which an option may be exercised following termination of the employment of an option holder and that in lieu of so specifying, if the employment relationship with the Corporation terminates within the Option Period (as defined in the Plan) for any reason, other than for cause, and such termination occurs more than six months after the option is granted, the Option may be exercised by the option holder within three months following the date of such termination (if otherwise within the Option Period), but not thereafter.

     WHEREAS, the Option Committee did not specify the period during which Edward J. Wetherbee's Option may be exercised following termination and now desires to do so.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines that the period in which Edward J. Wetherbee may exercise his Option following termination of his employment relationship with the Corporation shall be three years from October 20, 1997.

                        [Directors' signatures follow]

                   EXECUTED as of the dates set forth below.

______________________________          October ___, 1997
Edward J. Wetherbee, Chairman


______________________________          October ___, 1997
Steven J. Eley


______________________________          October ___, 1997
Charles Hurth


______________________________          October ___, 1997
Kit Jackson


/s/ R. C. Mercure, Jr.                  October ___, 1997
------------------------------
R. C. Mercure, Jr.


______________________________          October ___, 1997
Craig H. Sakin


______________________________          October ___, 1997
Vernon J. Twombly

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